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                                   EXHIBIT A

            CONCORD EFS, INC. AND ELECTRONIC PAYMENT SERVICES, INC.
                          EXECUTE MERGER AGREEMENT

Memphis, Tennessee--November 23, 1998 - (NADSAQ: CEFT) Concord EFS, Inc. (Concord) and Electronic Payment Services, Inc. (EPS) are pleased to announce that they have entered into an agreement and plan of merger. The acquisition is structured as a tax-free reorganization in which Concord would issue 32.310 million shares of common stock for all of the outstanding shares of EPS common stock. The transaction would be accounted for as a pooling of interests transaction and is subject to the receipt of shareholder and regulatory approvals and satisfaction of other closing conditions.

The transaction is expected to be accretive to Concord shareholders, consistent with Concord's strategy to supplement its strong internal growth with additive acquisitions.

Dan M. Palmer, Chairman and CEO of Concord stated, "We believe this merger will combine two great internal growth companies. Traditionally Concord has been a marketing and service company focusing on growth while EPS has tremendous processing capabilities through the MAS, MAC and BUYPASS groups. Going forward we can broaden each of our markets by expanding into new industry segments of the transaction processing business. In summary, I truly believe this is a home run for Concord because simply combining the two companies is accretive to earnings per share before taking synergies into consideration."

Richard N. Garman, President and CEO of EPS has stated openly in recent years that he was seeking public capitalization for EPS, either through an initial public offering (IPO) or through a merger with a public company. "This merger has important advantages over an IPO," he said. "Both EPS and Concord are acquirers and outsourcers, serving similar markets, and our respective product lines are complementary. This combination will enhance the products we offer today to our respective clients, and will open new markets for our services."

Edward A. Labry III, President of Concord stated, "This merger allows the two companies to combine their experience and expertise in providing processing solutions to the fastest growing payment niches including supermarkets, oil and gas, and convenience store locations. We believe our current and future customers will benefit substantially by utilizing Concord's traditional vertically integrated processing approach. Combined, Concord gains many front-end certifications through EPS and EPS gains a settlement bank for a fully integrated processing solution."

EPS, currently owned by Bank One Corporation, First Union Corporation, KeyCorp, National City Corporation and PNC Bank Corporation, will become a wholly-owned subsidiary of Concord. EPS currently operates BUYPASS Corporation and MONEY ACCESS SERVICE INC. which will continue as EPS subsidiaries.

Concord provides electronic transaction authorization, processing, settlement and funds transfer services in selected markets. Concord's primary activity is card services, including credit, debit card and electronic benefit transfer
(EBT) card transactions to supermarket chains, grocery stores, convenience store merchants and other retailers. Concord also provides electronic payment, banking products and payroll services to trucking companies, truck stops and other niche segments of the market.

Electronic Payment Services, Inc. (EPS), a privately-held company headquartered in Wilimington, Delaware, is a leading electronic funds transfer (EFT) processor in the United States, with approximately 2.7 billion transactions annually. EPS is the holding company for BUYPASS Corporation, a major third-party POS processor and debit transaction acquirer with annual transaction volume of almost 1.2 billion; and MONEY ACCESS SERVICE INC. (MAS), an EFT processor and the nation's leading ATM terminal driver, with over 32,000 ATMs driven in all 50 states. MAS is operator of the MAC EFT network, the largest EFT network in the United States based on almost 1.5 billion switch transactions annually. MONEY ACCESS SERVICE INC. controls the license rights for the registered trademark MAC.

The release may contain statements which may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such statements are not guarantees for future performance and involve risks and uncertainties, and the actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, and competition in the Company's markets. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

For more information, a conference call is scheduled for 10:00am Central Standard Time on November 24, 1998 at (800) 730-6105 (reference Concord EFS). The call will be a listen only type call with comments on the acquisition from Dan Palmer and Edward Labry.


Contact:  Edward A. Labry
          Concord EFS, Inc.
          (901) 371-8000